7
                   DEFINED BENEFIT DEFERRED COMPENSATION PLAN
                          FOR NON-INTERESTED DIRECTORS
                            As Amended June 1st, 2000

      The registered, open-end management investment companies referred to on Schedule A as the Schedule may hereafter be revised by the addition and deletion of investment companies (the "Funds") have adopted this Defined Benefit Deferred Compensation Plan ("Plan") for the benefit of those directors of the Funds who are not interested directors thereof as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended ("Independent Directors").

1.    ELIGIBILITY

      Each Independent Director who has served as such ("Eligible Service") on the boards of any of the Funds and their predecessor and successor entities, if any, for an aggregate of at least five years at the time of his/her Service Termination Date (as defined in paragraph 2) will be entitled to receive benefits under the Plan. An Independent Director's period of Eligible Service commences on the date of election to the board of directors of any one or more of the Funds ("Board"). Hereafter, references in this Plan to Independent Directors shall be deemed to include only those Directors who have met the Eligible Service requirement for Plan participation.

2.    SERVICE TERMINATION AND SERVICE TERMINATION DATE

      a. SERVICE TERMINATION. Service Termination means termination of service (other than by disability or death) of an Independent Director which results from the Director's having reached his/her Service Termination Date.

      b. SERVICE TERMINATION DATE. An Independent Director's Service Termination Date is that date upon which he or she no longer serves as a Director. Normally, an Independent Director's Service Termination Date will be the last day of the calendar quarter in which such Director's seventy-second birthday occurs. A majority of the Board of a Fund may annually extend a Director's normal Service Termination Date for a maximum period of three years, through the date not later than the last day of the calendar quarter in which such Director's seventy-fifth birthday occurs.

      As used in this Plan unless otherwise stipulated, Service Termination Date shall mean the date upon which the Director no longer serves as a Director.

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3.    DEFINED PAYMENTS AND BENEFIT

      a. PAYMENTS. If an Independent Director's Service Termination Date occurs on a date not earlier than the last day of the calendar quarter in which such Director's seventy-second birthday occurs and not later than the last day of the calendar quarter in which such Director's seventy-fourth birthday occurs, the Independent Director will receive four successive quarterly payments (the "First Year Retirement Payments"), with each payment to be equal to 25 percent of the sum of the annual basic retainer and annualized quarterly Board meeting fees payable by each Fund to the Independent Director on his/her Service Termination Date (excluding any fees relating to attending or chairing committee meetings or other fees payable to an Independent Director). The first quarterly First Year Retirement Payment shall be made on the first day of the calendar quarter subsequent to the Independent Director's Service Termination Date.

      b. BENEFIT. Commencing with the first day of the calendar quarter following the calendar quarter in which an Independent Director has received the last of four First Year Retirement Payments, and commencing as of the Service Termination Date of an Independent Director whose Service Termination Date is subsequent to the date of the last day of the calendar quarter in which such Director's seventy-fourth birthday occurred, the Independent Director will receive, for the remainder of his/her life, a benefit (the "Benefit"), payable quarterly, with each quarterly payment to be equal to 12.50 percent of the sum of the annual basic retainer and annualized quarterly Board meeting fees payable by each Fund to the Independent Director on his/her Service Termination Date (excluding any fees relating to attending or chairing committee meetings or other fees payable to an Independent Director).

      If an Independent Director's Service Termination Date occurs prior to the date of the last day of the calendar quarter in which such Director's seventy-second birthday occurs as a result of the Director's voluntary resignation, the Independent Director will receive the Benefit commencing on the first day of the calendar quarter following the calendar quarter in which such Director's seventy-second birthday occurs.

      Example: As of July 1, 1998, the annual Benefit would be $34,000 (annual basic retainer of $56,000 plus annualized quarterly Board meeting fees of $12,000 times 12.50 percent of the total each quarter: $56,000 + $12,000 = $68,000 x .125 = $8,500 x 4 = $34,000). As of July 1, 1998, the vice chairman of the Funds receives an aggregate annual retainer of $62,000. The vice chairman's annual Benefit would be $37,000. The annual Benefit may increase or decrease in the future in accordance with changes in the Independent Directors' annual basic retainer and/or Board meeting fees.

      c. DEATH PROVISIONS. If an Independent Director's service as a Director is terminated because of his/her death subsequent to the last day of the calendar quarter in which such Director's seventy-second birthday occurred and prior to the last day of the calendar quarter in which such Director's seventy-fourth birthday occurs, the designated beneficiary of the Independent Director shall receive the First Year Retirement Payments and shall, commencing with the quarter following the quarter in which the last First Year Retirement Payment is made, receive the Benefit for a period of ten years, with quarterly

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payments to be made to the designated beneficiary.

      If an Independent Director's service as a Director is terminated because of his/her death prior to the last day of the calendar quarter in which such Director's seventy-second birthday occurs or subsequent to the last day of the calendar quarter in which such Director's seventy-fourth birthday occurred, the designated beneficiary of the Independent Director shall receive the Benefit for a period of ten years, with quarterly payments to be made to the designated beneficiary commencing in the first quarter following the Director's death.

      d.  DISABILITY  PROVISIONS.   If an Independent Director's service as a
Director is terminated because of his/her disability subsequent to the last day of the calendar quarter in which such Director's seventy-second birthday occurred and prior to the last day of the calendar quarter in which such Director's seventy-fourth birthday occurs, the Independent Director shall receive the First Year Retirement Payments and shall, commencing with the quarter following the quarter in which the last First Year Retirement Payment is made, receive the Benefit for the remainder of his/her life, with quarterly payments to be made to the disabled Independent Director. If the disabled Independent Director should die before the First Year Retirement Payments are completed and before forty quarterly Benefit payments are made, such payments will continue to be made to the Independent Director's designated beneficiary until the aggregate of the First Year Retirement Payments and forty quarterly Benefit payments have been made to the disabled Independent Director and the Director's designated beneficiary.

      If an Independent Director's service as a Director is terminated because of his/her disability prior to the last day of the calendar quarter in which such Director's seventy-second birthday occurs or subsequent to the last day of the calendar quarter in which such Director's seventy-fourth birthday occurred, the Independent Director shall receive the Benefit for the remainder of his/her life, with quarterly payments to be made to the disabled Independent Director commencing in the first quarter following the Director's termination for disability. If the disabled Independent Director should die before forty quarterly payments are made, payments will continue to be made to the Independent Director's designated beneficiary until the aggregate of forty quarterly payments has been made to the disabled Independent Director and the Director's designated beneficiary.

      e. DEATH OF INDEPENDENT DIRECTOR AND BENEFICIARY. If, subsequent to the death of the Independent Director, his/her designated beneficiary should die before the First Year Retirement Payments (if applicable) and/or a total of forty quarterly Benefit payments are made, the remaining value of the Independent Director's First Year Retirement Payments, if any, and/or Benefit (which Benefit shall in no event exceed the value of forty quarterly payments minus the number of payments made) shall be determined as of the date of the death of the Independent Director's designated beneficiary and shall be paid to the estate of the designated beneficiary in one lump sum or in periodic payments, with the determinations with respect to the value of the First Year Retirement Payments, if any, and/or Benefit and the method and frequency of payment to be made by the Committee (as defined in paragraph 8.a.) in its sole discretion.

4.    DESIGNATED BENEFICIARY

      The beneficiary referred to in paragraph 3 may be designated or changed by the Independent Director without the consent of any prior beneficiary on a form provided by the Committee (as defined in paragraph 8.a.) and delivered to the Committee (or its designee as described on the form) before the Independent Director's death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Independent Director, the value or remaining value of the Independent Director's First Year Retirement Payments, if any, and/or Benefit (which Benefit shall in no event exceed the value of forty quarterly payments minus the number of payments made) shall be determined as of the date of the death of the Independent Director by the Committee and shall be paid as promptly as possible in one lump sum to the Independent Director's estate.

5.    DISABILITY

      An Independent Director shall be deemed to have become disabled for the purposes of paragraph 3 if the Committee shall find on the basis of medical evidence satisfactory to it that the Independent Director is disabled, mentally or physically, as a result of an accident or illness, so as to be prevented from performing each of the duties which are incumbent upon an Independent Director in fulfilling his/her responsibilities as such.

6.    TIME OF PAYMENT

      The First Year Retirement Payments and/or the Benefit for each year will be paid in quarterly installments that are as nearly equal as possible.

7.    PAYMENT OF FIRST YEAR RETIREMENT PAYMENTS AND/OR BENEFIT; ALLOCATION OF
COSTS

      Each Fund is responsible for the payment of the amount of the First Year Retirement Payments and/or Benefit applicable to the Fund, as well as its proportionate share of all expenses of administration of the Plan, including without limitation all accounting and legal fees and expenses and fees and expenses of any Actuary. The obligations of each Fund to pay such First Year Retirement Payments and/or Benefit and expenses will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of each Fund's creditors and shareholders. To the extent that the First Year Retirement Payments and/or Benefit is paid by more than one Fund, such costs and expenses will be allocated among such Funds in a manner that is determined by the Committee to be fair and equitable under the circumstances. To the extent that one or more of such Funds consist of one or more separate portfolios, such costs and expenses allocated to any such Fund will thereafter be allocated among such portfolios by the Board of the Fund in a manner that is determined by such Board to be fair and equitable under the circumstances.

8.    ADMINISTRATION

      a. THE COMMITTEE. Any question involving entitlement to payments under or the administration of the Plan will be referred to a four-person committee (the "Committee") composed of three Independent Directors designated by all of the Independent Directors of the Funds and one director of the Funds who is not an Independent Director, designated by the non-Independent Directors. Except as otherwise provided herein, the Committee will make all interpretations and determinations necessary or desirable for the Plan's administration, and such interpretations and determinations will be final and conclusive. Committee members will be elected annually.

      b. POWERS OF THE COMMITTEE. The Committee will represent and act on behalf of the Funds in respect of the Plan and, subject to the other provisions of the Plan, the Committee may adopt, amend or repeal bylaws or other regulations relating to the administration of the Plan, the conduct of the Committee's affairs, its rights or powers, or the rights or powers of its members. The Committee will report to the Independent Directors and to the Boards of the Funds from time to time on its activities in respect of the Plan. The Committee or persons designated by it will cause such records to be kept as may be necessary for the administration of the Plan.

9.    MISCELLANEOUS PROVISIONS

      a. RIGHTS NOT ASSIGNABLE. Other than as is specifically provided in paragraph 3, the right to receive any payment under the Plan is not transferable or assignable, and nothing in the Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any heirs or the estate of any Independent Director.

      b. AMENDMENT, ETC. The Committee, with the concurrence of the Board of any Fund, may as to the specific Fund at any time amend or terminate the Plan or waive any provision of the Plan; provided, however, that subject to the limitations imposed by paragraph 7, no amendment, termination or waiver will impair the rights of an Independent Director to receive the payments which would have been made to such Independent Director had there been no such amendment, termination, or waiver. Notwithstanding any other provisions of this Plan which may imply the contrary, amendments to the Plan which directly or indirectly increase or otherwise enhance or improve the First Year Retirement Payments, the Benefit, or other Plan provisions will be applied prospectively, but not retroactively, to Independent Directors who have reached their Service Termination Dates and who either are eligible in the future to receive, or are receiving, First Year Retirement Payments or Benefits.

      c. NO RIGHT TO REELECTION. Nothing in the Plan will create any obligation on the part of the Board of any Fund to nominate any Independent Director for reelection.

      d. CONSULTING. Subsequent to his/her Service Termination Date, an Independent Director may render such services for any Fund, for such compensation, as may be agreed upon from time to time by such Independent Director and the Board of the Fund which desires to procure such services.

      e. EFFECTIVENESS. The Plan will be effective for all Independent Directors who have Service Termination Dates occurring on and after October 20, 1993. Periods of Eligible Service shall include periods commencing prior and subsequent to such date. Upon its adoption by the Board of a Fund, the Plan will become effective as to that Fund on the date when the Committee determines that any regulatory approval or advice that may be necessary or appropriate in connection with the Plan have been obtained.

Adopted October 20, 1993.
Amended October 19, 1994.
Amended May 1, 1996, effective July 1, 1996.
Amended May 13, 1998, effective July 1, 1998.
Amended November 10, 1999.
Amended June 1st, 2000.

                                   SCHEDULE A
                                       TO
                   DEFINED BENEFIT DEFERRED COMPENSATION PLAN
                          FOR NON-INTERESTED DIRECTORS



INVESCO Advantage Series Funds, Inc.

INVESCO Bond Funds, Inc.

INVESCO Combination Stock and Bond Funds, Inc.

INVESCO International Funds, Inc.

INVESCO Money Market Funds, Inc.

INVESCO Sector Funds, Inc.

INVESCO Stock Funds, Inc.

INVESCO Variable Investment Funds, Inc.

INVESCO Treasurer's Series Funds, Inc.